Exhibit (r)(6)

Man Group Global Code of Ethics

Amended August 2025

Contents

1.	Introduction	1

2.	Status of the Code: Relationship with Man Group Policies and Procedures	1

3.	To whom does the Code apply?	1

4.	Your Responsibilities	1

5.	Compliance with Applicable Laws	2

6.	Core Principles	2

7.	Acting ethically and with integrity	3

8.	Putting clients’ interests first	4

9.	Managing conflicts of interest	4

10.	Retaining and disclosing information appropriately	6

11.	Observing high standards of market conduct	8

12.	Reporting Violations	11

13.	Acknowledgement, Compliance and Certification	12

14.	Books and Records	12

EXHIBIT 1		14

MAN US REGULATED FUND(S)		14

1.	Applicability to Independent Directors/Trustees of Man US Regulated Fund(s)	14

2.	Applicability to Man US Regulated Fund Officers that are not Employees of Man or the SEC registered investment adviser	14

3.	Administration of Code of Ethics	15

Disclaimer

For the latest version of this document use the Man Group Policy SharePoint site.

Copyright

This document is for internal use only by employees of Man Group.

None of the information or images contained in the document may be copied, reproduced, republished, downloaded or distributed either in whole or in part to any person or entity outside Man Group except with the express permission in writing from an authorised representative of Man Group.

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1.	Introduction

This Global Code of Ethics (“Code”) is an overarching statement of Man’s1 commitment to integrity and high ethical standards as a financial institution. Its purpose is to define the standard of conduct Man expects from the personnel of Man, and to assist personnel in seeking to meet their and Man’s legal and regulatory obligations.

2.	Status of the Code: Relationship with Man Group Policies and Procedures

The Code does not attempt to cover every ethical, legal or regulatory question that arises in the workplace. Man operates in a number of jurisdictions, which have differing compliance, legal and regulatory requirements and expectations as to market conduct. Whilst the Code is a guide to the overall standard of behaviour Man expects from its personnel worldwide, it is not a substitute for the need to comply with local compliance, legal and regulatory requirements and policies.

Accordingly, many of the principles described in this Code are explained further in Man’s global policies and procedures and may also be covered in more detail in specific local policies and procedures applicable in your location.

3.	To whom does the Code apply?

The Code applies to all Man personnel2 and any director, trustee or officer of a US Regulated Fund3. See Exhibit 1 for further details with regards to Man US Regulated Fund(s).

You should note that some of Man’s policies apply more widely to cover the immediate family members4 of personnel. This is made clear in the individual policies.

4.	Your Responsibilities

Man expects you to make sure that you understand and follow this Code and Man’s other policies and procedures relevant to you during and (where relevant) following your employment. This Code forms part of the terms and conditions of your employment or service. Failure to comply with this Code may result in disciplinary action, including, but not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination of employment.

[1]	Man means Man Group plc. and its controlled subsidiaries and partnerships.
[2]

For purposes of this Code, “personnel” includes every employee, officer, partner, director (other than non-executive directors of Man Group plc. or any subsidiary who do not have access to Man’s technology, information systems, client holdings and/or trading information) and other person having a similar status or performing similar functions or otherwise subject to the supervision and control of Man. This includes consultants and independent contractors hired for a period of 60 days or more depending on their duties.

[3]

Man US Regulated Fund(s) include investment companies registered under the Investment Company Act of 1940, as amended or business development companies that are advised by a Man SEC registered investment adviser. Man US Regulated Fund(s) do not include investment companies that are sub-advised by a Man SEC registered investment adviser.

[4]

For the purposes of this Code, “immediate family member” generally means spouse and any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the member of staff or their spouse. This definition may be different in other Man policies.

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You will be held personally responsible for any illegal, unlawful or improper acts you commit. You could also be held responsible for the acts of others (in particular anyone whom you supervise) if you knew, or ought to have known, about them or were culpable for them. Your acts could also be reported to regulatory or government authorities, which could result in civil, regulatory or criminal investigations or sanctions. If you have any questions about the Code you should contact Compliance.

5.	Compliance with Applicable Laws

The Code requires all Man personnel to comply with applicable laws including local laws. With regards to personnel of Man US regulated entities (“US Personnel”), including US or non-US Man entities that are registered with the SEC as an investment adviser, US Personnel are required to comply with US federal securities laws. Specifically, in that regard it is, in particular, unlawful for US Personnel or Man US regulated entities, in connection with the purchase or sale, directly, or indirectly, by US personnel or Man US regulated entities:

•	To employ any device, scheme or artifice to defraud clients;

•

To make any untrue statement of a material fact to clients or omit to state a material fact necessary in order to make the statements made to the clients, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on clients; or

•	To engage in any manipulative practice with respect to clients.

The policies, restrictions, and procedures included in this Code are designed to prevent violations of these prohibitions.

6.	Core Principles

Man’s expectations of its personnel are expressed by certain core business principles that Man expects you to uphold:

•	Act ethically and with integrity

•	Put clients’ interests first

•	Manage conflicts of interest

•	Retain and disclose information appropriately

•	Observe high standards of market

Each of these is discussed further below.

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7.	Acting ethically and with integrity

Acting ethically

Acting ethically means ensuring your behaviour takes into account Man’s values and franchise and is consistent with the moral, as well as legal, obligations Man owes its clients, counterparties and shareholders.

Situations arise where the right course of action may not be clear. It is useful to consider some questions when considering such issues:

•	Is my action legal?

•	Could my action damage the interests of Man’s clients?

•	Could my action damage Man’s franchise?

•	Is my action consistent with the Code of Ethics and the policies and procedures of Man?

•	Could my action be considered unethical or inappropriate?

•	Should I escalate the issue?

When in doubt, consider how you might be perceived by Man’s clients, counterparties, personnel and regulators before acting. Acting with integrity

Acting with integrity includes being honest and fair in your dealings, taking personal responsibility and being accountable for your actions.

In Man’s financial dealings, this extends beyond treating clients fairly and, in accordance with Man’s fiduciary obligations; it also captures not taking unfair advantage of others (including brokers and other counterparties) through manipulation, misrepresentation or concealment, abuse of confidential information or other unfair dealings or practices.

In dealings among Man’s personnel, it includes ensuring that all relationships in the workplace are business-like, respectful and free of bias, harassment and violence. Man does not tolerate harassment or discrimination, either in the workplace or among Man’s personnel in a work-related setting outside the workplace. Man’s policies on these subjects are set out in the relevant local Staff Handbooks located on the intranet.

In the context of personnel with supervisory responsibility for others, integrity also includes the obligation to supervise staff to whom you delegate and business lines for which you are responsible.

Your responsibility

It is your responsibility to ensure that you act ethically and with integrity in your business conduct. If you are unclear about laws, regulations or policies and procedures that apply to you or your job, or if you are unsure about the legality or appropriateness of a course of action, you should consult with Compliance before you act.

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If you are a supervisor, it is your responsibility to ensure that the staff or business lines for which you are responsible are adequately resourced and trained, comply with their legal and regulatory obligations and act in accordance with the Code. You must also ensure that line management arrangements and systems for which you are responsible operate as intended (including upward provision of management information), and are monitored, managed and reviewed periodically, escalating issues as appropriate.

Please refer to the Global Escalation Policy for further detail.

8.	Putting clients’ interests first

Putting clients’ interests first

Man stands in a position of trust and confidence with respect to its clients. Accordingly, Man places the interests of its clients as its highest priority.

The business principle “put clients first” means that Man acts in the best interests of its clients and places their interests above those of Man and of Man personnel.

In very limited circumstances Man may act in its own interests (for example in receiving fees from clients or payments from third parties, subject to Man’s legal and regulatory obligations). Man may only do so where Man has given clear disclosure to the client against whose interests Man could be alleged to have acted that Man has the right to do so, and had received their consent. Where Man act as an investment manager/adviser to a fund, clear disclosure must also have been made in the prospectus or other offering document for that fund.

Your responsibility

It is your responsibility to ensure that you act in the interests of the client and in accordance with the mandate e the client has given. You must also abide by Man’s conflicts of interest policies. If you are considering any action in which Man or another client has an interest and there is any doubt whether the client has been notified of and agreed to that course of action, you must notify Compliance.

9.	Managing conflicts of interest

The management of conflicts of interest is key to ensuring that Man puts clients’ interests first. The conflicts of interests and related policies referred to below address situations that give rise to actual or potential conflicts of interest, to ensure that Man identifies, manages and monitors conflicts of interest to a high standard.

When can conflicts arise?

Conflicts can arise in a number of circumstances including:

•	Business conflicts between different clients, for example,

•	in respect of allocation of trades, where two client’s investment objectives cover the same potential investment

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•	in respect of dealings between clients, such as cross trades

•	Business conflicts between clients and Man, for example,

•	where Man stands to benefit from a transaction entered into for a client (such as soft dollar/commission sharing arrangements)

•	where investors in funds request side letters which provide preferential terms such as access to information Personal conflicts between clients and Man’s personnel, for example,

•	in relation to personal investments by personnel in securities in which clients may have positions

•	in relation to personal investment in funds which Man manages or advises and in relation to which personnel may have preferential information

•	in relation to outside business activities of staff in companies which may deal with, or be invested in by, clients in relation to the acceptance of gifts or entertainment

Your responsibility

You are responsible for identifying, reporting and managing conflicts of interest according to Man’s legal and regulatory requirements and Man’s policies. Potential or actual conflicts must be brought to the attention of your line manager and Compliance.

Your personal investments must not breach Man’s compliance policies and procedures or otherwise appear improper. You should avoid other activities, interests or relationships outside Man that could impair your judgement or interfere with your responsibilities on behalf of Man or its clients.

Policies

Man has a number of policies designed to address conflicts of interest.

Conflict of interests policy

Man’s Global Conflicts of Interest Policy addresses business conduct and practices that give rise to actual or potential conflicts of interest. Man’s Global Conflicts of Interest Policy describes the framework by which Man identifies and manages conflicts and the types of conflicts of which you should be aware.

Personal Investment

Man has adopted a Global Personal Account Dealing Policy to ensure that your personal investments do not conflict with any duty of care owed or service provided to clients, and do not contravene, or give the appearance of contravening, any legal or regulatory requirement to which Man or any individual is subject. The Global Personal Account Dealing Policy sets out specific requirements and restrictions relating to personal securities transactions and investments.

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These include:

•	disclosure of personal accounts to Compliance

•	prior approval for certain personal transactions

•	long term investments are encouraged and short-term, speculative trades are discouraged

•	confidential information must not be used when trading for your own or someone else’s account

•	personal trades must not give rise to a conflict of interest or a potential conflict of interest

•	no personal trading ahead of any transaction intended or contemplated for any client account

Please refer to Man’s Global Personal Account Dealing policy for further details.

Gifts and Entertainment

Gifts and entertainment may compromise, or appear to compromise, the propriety of Man’s business relationships or create an actual or potential conflict of interest. Therefore, you and your immediate family members may not accept or give gifts from or to any person or entity with which Man has a current or potential business relationship, unless the gifts are of nominal value (as defined in your location). Gifts and entertainment must also be reasonable and appropriate. Please read and comply with Man’s Global Gifts and Entertainment Policy to understand how to address conflicts of interest that may arise when you accept or give gifts, entertainment, social accommodations, or other items of value.

Service on Boards of Directors and Other Outside Activities

Service on the board of directors of an outside company, as well as other outside activities generally, must be evaluated in the context of your duties at Man. Accordingly, you must receive prior written consent from senior management and Compliance (via the Code of Ethics System) in order to serve on the board of directors or in any similar capacity of any outside company. In addition, if you serve on the board of a private company which is about to go public, you may be required to resign either immediately or at the end of the current term.

The prior written consent of Compliance is also required before (i) engaging in outside business ventures (such as a consulting engagement); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); (iii) serving on a creditors’ committee except as part of your duties at Man; (iv) serving as an employee of another company; (v) assuming a position in government; and (vi) assuming a position with a charitable organisation in a management role or in a role that may require you to make financial decisions.

10.	Retaining and disclosing information appropriately

This principle covers the following key areas:

Confidentiality

Man owes confidentiality obligations to its clients. It may also owe confidentiality obligations to counterparties and issuers of securities. Personnel of Man are under confidentiality obligations pursuant to the terms of their employment and under laws relating to inside information about Man.

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Please refer to the Man Group plc. Inside Information Policy which discusses inside information or material non- public information in the context of Man securities.

Confidential information is information, including proprietary information, which you create, develop, use or learn in the course of your employment with Man. It includes information that is not generally known to the public about Man, Man’s personnel, Man’s clients or other parties with whom Man has a relationship and who have an expectation of confidentiality. Examples include client names, trading activities, securities holdings, acquisition, divestiture and tender offer plans, and personal information relating to clients/investors and personnel (such as passport numbers, government issued identification numbers such as social security numbers, national insurance numbers etc.).

You must protect confidential information, regardless of its form or format, from the time of its creation or receipt until its disposal, which means:

•	only accessing confidential information that you need and are authorised to see in order to perform your responsibilities on Man’s behalf;

•	not displaying, reviewing or discussing confidential information in public places where you may be overheard or in the presence of outside vendors or other third parties; and

•

communicating confidential information only to Man’s employees and agents (such as lawyers or external auditors) who have a legitimate business reason to know the information and who have an obligation to maintain the confidentiality of such information.

Retention of information

Man has legal and regulatory obligations to retain information received or generated in the course of its business.

Man is required to maintain accurate books and records of its business activities consistent with legal requirements and business needs.

Disclosure of information

Man has various disclosure obligations in relation to information received or generated in the course of its business. These include disclosure obligations arising from its listed status; disclosure obligations to regulators arising from its regulatory licenses; requirements to report to clients/investors; transaction reporting; requirements to disclose material interests in shares; requirements to disclose short positions; obligations relating to suspicious transaction reporting, amongst others.

It is critical that disclosure of information to clients, investors, regulatory authorities, markets and the investing public is clear, accurate, complete and not misleading, and made by the individual within Man authorised to make that disclosure.

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Your responsibility

You must comply with Man’s policies and any written agreements between you and Man relating to confidential information and follow any policies and preclearance procedures of your business unit, department or region that apply to the acceptance, proper use and handling of confidential information.

Be cautious before accepting confidential information from clients, counterparties or even from other areas within Man because doing so may preclude your area or Man from conducting certain business. Do not accept information that is not necessary for the counterparty to conduct its business with us.

Your obligation to protect Man’s confidential information continues even after you leave Man, and you must return all such information in your possession or control upon your departure. In addition, you must not bring to Man any confidential information, whether documents or other tangible form relating to your prior employer’s business. Unauthorised access, use or distribution of confidential information violates Man’s policy and could be illegal.

You should be familiar with any record keeping procedures that apply to your business function, and ensure that any records you produce are accurate, truthful and organised, and can be located and retrieved when needed or requested. When no longer required for legal or business purposes, records should be disposed of according to Man’s policies and procedures.

You must ensure that you give disclosure to third parties only when you are authorised to do so, and that disclosures are clear, accurate, complete and not misleading.

11.	Observing high standards of market conduct

The laws and regulations on market conduct vary locally and this section covers in broad lines the main principles of market conduct Man expects you to follow. More specifically you are required to know and comply with all the laws and regulations applicable to you in your jurisdiction and in any jurisdiction in which you conduct business. If you have any questions about laws and regulations applicable to you, please contact Compliance.

Market conduct

Almost all jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Amongst other things, these laws and regulations prohibit the dissemination of false or misleading information and the use of information regarding a pending transaction in a security by taking a favourable position for clients, for Man and/or your personal account. Whether you are trading for a client, for Man or for your personal account, you must abide by these laws and regulations.

Anti-money laundering

It is critical that Man does not participate in or facilitate money laundering. In order to avoid the risk of money laundering Man has a programme of anti-money laundering training and know your client procedures, which require that personnel (if it is part of their duties) obtain all client identification information required by laws, regulations and Man’s policies.

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It is vital that personnel be alert to activities that could constitute money laundering or involve proceeds derived from unlawful activity and promptly report any unusual or potentially suspicious activity about clients/investors, the source of their funds, or their transactions, to the Money Laundering Reporting Officer (“MLRO”).

Please refer to the Global Anti-Money Laundering Policy and any procedures for more detail.

Any involvement in money laundering activity - even if unintentional - could result in civil and criminal penalties against you and Man.

Anti-bribery and corruption

Man expects its employees to maintain the highest ethical standards of business conduct and prohibits all forms of bribery. In particular, Man prohibits offering, making any transfer or providing anything of value to any Government Official in order to seek or retain business, cause that Government Official not to offer business to someone else or to gain an unfair business advantage.

The term “Government Official” is broadly defined and includes:

•

Officers or employees of a government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of a government or department, agency or instrumentality

•	Legislative, administrative and judicial officials regardless of whether elected or appointed

•	Candidates for public office and officials of political parties

•	Officers or employees of a state-owned business

•	Officers or employees of supra-national organisations such as the World Bank, United Nations, International Monetary Fund, OECD, etc.

In addition, many government agencies have their own rules governing the acceptance of gifts, travel and entertainment. For example, in the United States, federal, state, local and municipal laws and regulations may limit or prohibit acceptance of gifts and entertainment by Government Officials - make sure you comply with any applicable requirement.

Please refer to the Global Gifts and Entertainment Policy and the Global Anti-Bribery and Corruption Policy for more detail.

Fraud

Man does not tolerate any level of fraud. Failure to comply with Man’s anti-fraud polices and related fraud procedures and controls may subject personnel to internal disciplinary action (including immediate termination). All personnel are responsible for:

•	reporting any suspicion of fraud promptly (in accordance with reporting procedures set out in the Global Fraud Policy); complying at all times with relevant controls, policies and procedures; and

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•	alerting their Head of Department and/or Compliance where they believe the opportunity for fraud exists because of poor procedure of lack of effective oversight.

Any allegation of fraud, anonymous or otherwise, is and will be investigated thoroughly by the Compliance, Group Risk, Legal and/or Internal Audit department; additionally, Compliance monitors and takes the lead on any reported Whistleblowing cases.

Please refer to the Global Fraud Policy for more detail.

Tax Evasion

Evading taxes and deliberately and dishonestly assisting someone else to evade taxes (facilitation of tax evasion) are offences in many countries with potentially significant fines and/or imprisonment being imposed on the tax evader and/or the facilitator. In some countries, companies, including Man, face criminal exposure where tax evasion is facilitated by persons working for and on behalf of them.

Man does not tolerate any level of tax evasion and is committed to ensuring that tax evasion and the facilitation of tax evasion offences are not being committed during the conduct of Man’s business by our investors, within our supply chain or in any part of our business. It is therefore critical that personnel do not participate in or facilitate tax evasion. In order to avoid the risk of tax evasion and facilitation for and on Man’s behalf Man has a programme of anti-tax evasion and facilitation training, policy and risk management framework.

Failure to comply with Man’s Anti-Tax Evasion Policy and Risk Management Framework may result in personnel being subject to internal disciplinary action (including immediate termination).

All personnel are responsible for:

•

reporting any suspicion or concern in regards to tax evasion or facilitation of tax evasion immediately (in accordance with reporting procedures set out in the Global Anti-Tax Evasion Policy to the Group MLRO)

•	complying at all times with relevant controls, policies and procedures; and

•	alerting the Head of Group Tax, Compliance and/or the MLRO where they believe the opportunity for tax evasion or facilitation exists because of poor procedure of lack of effective oversight.

Man is committed to making the necessary notifications to all relevant UK and non-UK regulatory authorities with regards to the facilitation of tax evasion and will support any investigation led by any relevant regulatory body.

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Procedures to Prevent Misuse of Material Non-public Information

Inside information, or material non-public information, is a form of confidential information and includes all non-public information that may have a significant impact on the price of a security or other financial instrument, or that a reasonable investor would be likely to consider important in making an investment decision. In certain circumstances, the determination of whether non-public information is “inside information” may be complex. Man has policies which are designed to inform and assist you in handling the possession of material non-public information or inside information in order to avoid situations that may violate applicable law or create an appearance of impropriety. Man also has policies which set out details of information barriers between different business units within Man.

Please refer to the Global Inside Information and Chinese Wall Policy for further information.

Your responsibility

You must:

•	understand your anti-money laundering responsibilities by participating as required in Man’s ongoing anti- money laundering training

•	know your clients and investors by obtaining all client and investor identification information required by laws, regulations and Man’s policies

•	be alert to activities that could constitute money laundering or involve proceeds derived from unlawful activity; and

•	promptly report any unusual or potentially suspicious activity about clients or investors, the source of their funds, or their transactions, to the MLRO.

When dealing with government agencies and/ or Government Officials through the services of third parties such as local agents, you must use due care and extreme caution in the selection and use of such agents or other third parties. You must also get the prior written approval of Compliance before making or soliciting political contributions to an elected official or to any election or campaign or candidate as further detailed in Man’s Global Gifts and Entertainment Policy.

You may never, under any circumstances, trade, encourage others to trade, or recommend securities or other financial instruments while in the possession of inside information or material non-public information.

12.	Reporting Violations

It may seem easier to keep silent when faced with questionable conduct, but you must never ignore a legal, regulatory or ethical issue that may need to be addressed.

If you believe that you may have committed a breach of a law, regulatory rule or policy (including the Code of Ethics), or become aware of conduct of another person (whether that person is an employee, client, counterparty or third party) that may constitute a breach then you must immediately contact Compliance.

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All reports will be treated confidentially to the extent possible and investigated promptly and appropriately. You will not be sanctioned or discriminated against for any good faith reporting of a violation of the Code of Ethics (please refer to the Global Whistleblowing Policy). Compliance will keep records of any violation of the Code of Ethics, and of any action taken as a result of the violation.

13.	Acknowledgement, Compliance and Certification

To ensure compliance with the Code of Ethics, any person to whom this Code applies is subject to the following:

•	upon joining Man and on an annual basis (i) Complete and submit the Compliance Questionnaire, Certification and Holdings Report and Regulatory Background Questionnaire (certain personnel only)

•	on a quarterly basis, provide a Gifts and Entertainment Report and Transaction Report

Man will provide you with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to Compliance. Man personnel must attest that they among other things have received, understand and will comply with the Code.

14.	Books and Records

Compliance will maintain all books and records relating to the Code of Ethics. Such books and records include:

•	A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

•	A record of each Covered Person that currently is, or was within the past five years, required to submit reports;

•	A record of all written acknowledgements of receipt, review and understanding of the Code of Ethics from each person who is currently, or within the past five years was, a Covered Person;

•	A copy of all brokerage account statements, Initial Personal Securities Holdings Reports, Compliance Questionnaire and Certification and forms submitted by Covered Persons;

•	A copy of each pre-approval form or other record submitted and whether such trade was approved or denied;

•

A record of any exception from the Code of Ethics granted by the Compliance, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

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These books and records will be maintained by Man in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of Man.

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EXHIBIT 1

MAN US REGULATED FUND(S)

1.	Applicability to Independent Directors/Trustees of Man US Regulated Fund(s)

The general principles set forth in this Code of Ethics are applicable to the directors/ trustees of the Man US Regulated Fund(s) who are not “interested persons” of the Man US Regulated Fund(s) within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Directors/Trustees”). The Independent Directors/Trustees of the Man US Regulated Fund(s) do not have on-going, day-to-day involvement with the operations of the Man US Regulated Fund(s) and are therefore not subject to the specific policies referenced in the Code of Ethics including the Global Personal Account Dealing Policy included in Exhibit 2 which requires preclearance and reporting of personal trades. In addition, although the Independent Directors/Trustees are not subject to the personal trading reporting requirements, the Independent Directors/Trustees must provide such reports if the Independent Director/Trustee knew or, in the ordinary course of fulfilling their official duties as a director/trustee of any Man US Regulated Fund should have known, that during the 15-day period immediately preceding or after the date of the director’s/trustee’s transaction in a Covered Security by the Independent Director/Trustee, such Covered Security was being purchased or sold by the Man US Regulated Fund or such purchase or sale by the Man US Regulated Fund was being considered by the Man US Regulated Fund.

The Board of Directors/Trustees of each Man US Regulated Fund (the “Board”), including a majority of the Independent Directors/Trustees, must approve this Code of Ethics and any material change to the code. The Board must base its approval of the Code of Ethics and any material changes thereon on a determination that the Code of Ethics contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct that would result in violations of applicable securities laws. Before approving the Code of Ethics, the Board must receive a certification from each of the Man US Regulated Fund(s) and its adviser that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics. The Board must approve a material change to the Code of Ethics no later than six months after adoption of the material change.

2.	Applicability to Man US Regulated Fund Officers that are not Employees of Man or the SEC registered investment adviser

Man US Regulated Fund Officers that are not employees of Man or the SEC registered investment adviser to the Man US Regulated Fund are considered Access Persons (as defined in Rule 17j-1 of the Investment Company Act of 1940 (“Rule 17j-1”)) with respect to the Man US Regulated Fund and, as such, are expected to:

•	Comply with applicable laws as described in section 5 of this Code of Ethics; and

•	Provide quarterly reports of personal transactions in Covered Securities (as defined in Rule 17j-1), new account openings and annual holdings reports (as required under Rule 17j-1).

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Man US Regulated Fund Officers that are not employees of Man or the SEC registered investment adviser do not, in connection with his or her regular functions or duties, make or participate in making or obtain information regarding recommendations as to the purchase or sale of securities by the Man US Regulated Fund(s) and therefore, except as otherwise noted in this section, are not subject to specific policies referenced in this Code of Ethics, including, without limitation, the Global Personal Account Dealing Policy which requires pre-clearance of personal trades and the Board Service and Outside Activities provisions set forth in Section 9 of the Code.

3.	Administration of Code of Ethics

The Man US Regulated Fund(s) and their respective advisers must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

No less frequently than annually, the CCO of each of the advisers and the Regulated Fund(s) must furnish to the Board a written report that:

•

Describes any issues arising under its Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the Man US Regulated Fund or the adviser, as applicable, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

On a quarterly basis, the CCO of each of the advisers and the Regulated Funds will report any violations of its Code of Ethics to the Board.

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